                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Del Monte Foods Company:

We consent to incorporation by reference in the registration statements (Nos. 333-40867 and 333-79315) on Form S-8 of Del Monte Foods Company of our report dated July 23, 1999, relating to the consolidated balance sheets of Del Monte Foods Company and subsidiaries as of June 30, 1999, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999, annual report on Form 10-K of Del Monte Foods Company.

/s/ KPMG LLP

San Francisco, California
September 3, 1999